Exhibit 11
                              THERMO TERRATECH INC.

                        Computation of Earnings per Share


                                                       Three Months Ended
                                                   --------------------------
                                                      June 29,        July 1,
                                                          1996           1995
   --------------------------------------------------------------------------
   Computation of Primary Earnings per Share:

   Net Income (a)                                  $ 1,438,000    $ 3,949,000
                                                   -----------    -----------

   Shares:
     Weighted average shares outstanding            17,892,427     17,350,773

     Add: Shares issuable from assumed exercise
          of options and warrants (as determined
          by the application of the treasury
          stock method)                                938,650        671,379
                                                   -----------    -----------

     Weighted average shares outstanding,
       as adjusted (b)                              18,831,077     18,022,152
                                                   -----------    -----------

   Primary Earnings per Share (a) / (b)            $       .08    $       .22
                                                   ===========    ===========